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                                                                     EXHIBIT 3.4


                                 CERTIFICATE OF
                                AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              WESTECH CAPITAL CORP.

         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (the "DGCL"), Westech Capital Corp., a Delaware corporation (the "CORPORATION"), hereby certifies as follows:

         FIRST. The Certificate of Incorporation of the Corporation is hereby amended as follows:

         Article III of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

                                  "ARTICLE III
                                     SHARES

                  The aggregate number of shares which the Corporation will have the authority to issue is Ten Million (10,000,000) comprised of Ten Million (10,000,000) shares of Common Stock, $.001 par value per share."

         SECOND. The foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL, all of the directors of the Corporation having duly adopted resolutions by written consent in accordance with Section 141(f) of the DGCL and the approval of the stockholders of the Corporation at the Corporation's Annual Meeting held on June 12, 2002.




                            [SIGNATURE PAGE FOLLOWS.]


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         IN WITNESS WHEREOF, the Corporation has made this Certificate of
Amendment on this 12th day of June, 2002.


                                       WESTECH CAPITAL CORP.


                                       By:      /s/ Charles H. Mayer
                                            -----------------------------------
                                             Charles H. Mayer, President



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